EXHIBIT 10.12

AFFYMAX INC.
EXECUTIVE EMPLOYMENT AGREEMENT
for
Ali Mahdavi

        This Employment Agreement ("Agreement") is entered into by and between Ali Mahdavi ("Executive") and Affymax Inc., (the "Company"), effective as of August 9, 2005.

        WHEREAS, the Company has employed Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

        WHEREAS, Executive is employed by the Company and provides personal services to the Company in return for certain compensation and benefits;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the patties hereto as follows:

        1.    EMPLOYMENT BY THE COMPANY.

        1.1    Position.    Subject to terms set forth herein, the Executive is employed by the Company in the position of Vice President, Finance and Administration. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies.

        1.2    Duties and Location.    Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board"). Executive will report to the Chief Executive Officer. Executive's primary office location shall be the Company's corporate headquarters, currently located in Palo Alto, California. The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

        1.3    Policies and Procedures.    The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

        2.    COMPENSATION.

        2.1    Salary.    Executive shall receive for services to be rendered hereunder an annualized base salary of $229,175, payable on a semi-monthly basis, subject to payroll withholding and deductions and payable in accordance with the Company's regular payroll schedule. Such salary shall be reviewed annually and may be increased as approved by the Board.

        2.2    Bonus.    Executive will be eligible to earn an annual bonus of up to 20% of base salary as determined by the Board of Directors upon the recommendations of its Compensation Committee and Chief Executive Officer and provided that Executive remains employed by the Company as of the date the bonus is calculated. Fifty percent (50%) of the bonus amount will be based on the Company's performance in meeting its planned operating objectives and fifty percent (50%) of the bonus amount will be based on the Executive's performance against expectations of his position, as determined by the Company in its sole discretion.

        2.3    Standard Company Benefits.    Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

        2.4    Equity Compensation.    Based on previous approval of the Board, Executive has previously been granted options to purchase a total of 140,000 shares of Company Common Stock at fair market value as determined by the Board as of the date of grant, pursuant to the Company's 2001 Stock Option/Stock Issuance Plan (the "Plan"). Upon the Company's receipt of the requisite cash payment by Executive, the options shall be immediately exercisable for all or any portion of the option shares. Any such shares under the options shall be subject to repurchase by the Company, at the option exercise price paid per share, until Executive vests in those shares. The options shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.

        3.    PROPRIETARY INFORMATION OBLIGATIONS.

        3.1    Agreement.    Executive agrees and acknowledges that he has previously executed, and agrees to abide by, that certain Proprietary Information and Inventions Agreement dated as of July 29, 2002, a copy of which is attached hereto as Exhibit A.

        3.2    Remedies.    Executive's duties under the Employee Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        3.3    Third Party Agreements and Information.    Executive represents and warrants that Executive's employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform his duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive's employment by the Company, except as expressly authorized by that third party. During Executive's employment by the Company, Executive will use in the performance of Executive's duties only information which is generally known and used by persons with training and experience comparable to Executive's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive's work for the Company.

        4.    OUTSIDE ACTIVITIES DURING EMPLOYMENT.

        4.1    Non-Company Business.    Except with the prior written consent of the Company's Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

        4.2    No Adverse Interests.    Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

        4.3    Noncompetition.    During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

        5.    TERMINATION OF EMPLOYMENT.

        5.1    At-Will Relationship.    Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

        5.2    Termination Without Cause.

        (a)   The Company may terminate Executive's employment with the Company at any time without Cause, upon notice to Executive.

        (b)   In the event Executive's employment is terminated without Cause, the Company shall provide Executive the following severance benefits: (i) a lump sum cash severance payment equal to six (6) months of Executive's then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive's COBRA premiums sufficient to maintain his group health insurance coverage in effect as of the date of the termination for twelve (12) months following the termination, provided that the Company's obligation to continue to pay Executive's COBRA premiums hereunder will cease immediately upon Executive's eligibility for equivalent group health insurance coverage through a new employer; (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the termination or the expiration of the term of any such options, whichever occurs earlier.

        5.3    Termination for Cause.

        (a)   The Company may terminate Executive's employment with the Company at any time for Cause, upon notice to Executive.

        (b)   "Cause" for termination shall mean: indictment or conviction of any felony or of any crime involving dishonesty; participation in any fraud against the Company; breach of Executive's duties to the Company, including persistent unsatisfactory performance of job duties; intentional damage to any property of the Company; conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; incapacity to perform the essential functions of Executive's job for a period of ninety (90) consecutive days; or death.

        (c)   In the event Executive's employment is terminated at any time with Cause, he shall be entitled to receive his base salary, and his accrued but unused paid time off earned through the date of termination; Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, except as may be provided in the Company's severance benefit plan, if any, in effect on the termination date, or except as required by law.

        5.4    Termination for Good Reason.

        (a)   Executive may voluntarily terminate his employment for "Good Reason" by notifying the Company in writing, within ten (10) days after the occurrence of one of the following events, that Executive intends to terminate his employment for Good Reason in thirty (30) days:

          (i)    a reduction by the Company in Executive's annual base salary by greater than fifteen percent (15%), except to the extent the base salaries of other executive officers of the Company are accordingly reduced;

          (ii)   a relocation of Executive, or the Company's principal executive offices by more than forty (40) miles, except for required travel by Executive on the Company's business;

        (b)   In the event Executive terminates his employment for Good Reason, the Company shall provide Executive as severance the benefits as described above in Section 5.2(b).

        5.5    Voluntary or Mutual Termination.

        (a)   Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

        (b)   In the event Executive voluntarily terminates his employment other than for "Good Reason", he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

        5.6    Change in Control.

        (a)   Definition.    For the purposes of this Agreement, a "Change in Control" shall mean a merger or consolidation of the Company with, or any sale of all or substantially all of the assets of the Company, to any other person, corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving or successor corporation after such transaction.

        (b)   Accelerated Vesting.    Executive shall receive accelerated vesting of all then unvested shares of the Company's Common Stock referred to in Section 2.4 of this Agreement that he then may have, if any, if a Change in Control of the Company directly results in the involuntary termination without Cause of Executive's employment, within six (6) months after the close of the Change in Control transaction.

        6.    RELEASE.    Upon the termination of Executive's employment, Executive shall provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the "Release"), as a condition of receipt of any severance benefits, extended exercise period, or accelerated vesting under Section 5 of this Agreement.

        7.    NONINTERFERENCE.

        While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company by:

        (a)   soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity of the Company; or

        (b)   directly or indirectly soliciting the business of any customer of the Company which at the time of termination or one year immediately prior thereto was listed on the Company's customer list.

        8.    COOPERATION WITH COMPANY.

        8.1    Cooperation Obligation.    During and after the term of Executive's employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company's Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive's cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 9 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to Executive under Section 5 becoming null and void.

        8.2    Expenses and Fees.    The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 8.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures. After termination of Executive's employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 8.1 ("the Fees"). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 8.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer's share of employment taxes subsequently determined to be applicable, if any.

        9.    DISPUTE RESOLUTION.    To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to this Agreement, Executive's employment with the Company, or the termination of Executive's employment with the Company, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Francisco, California, under the then-applicable JAMS rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company shall bear JAMS' arbitration fees and administrative costs. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any dispute or cause of action involving Company trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights under California Labor Code Section 2870, and rights under patent, trademark, or copyright law) by court action instead of arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

        10.    GENERAL PROVISIONS.

        10.1    Notices.    Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

        10.2    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

        10.3    Waiver.    If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        10.4    Complete Agreement.    This Agreement and Exhibit A, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

        10.5    Counterparts.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

        10.6    Headings.    The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        10.7    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

        10.8    Attorneys' Fees.    If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

        10.9    Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

        In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Affymax Inc.
By:	/s/ ARLENE M. MORRIS Arlene M. Morris Chief Executive Officer
	Date:	August 16, 2005

Accepted and agreed this 9 day of August, 2005.
Ali Mahdavi, an Individual
/s/ A. MAHDAVI

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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EMPLOYEE PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

        The following Agreement confirms certain terms of my employment with Affymax, Inc., a Delaware corporation (hereafter referred to as the "Company"), which is a material part of the consideration for my employment or continued employment by the Company and the compensation received by me from the Company from time to time.

A.
DEFINITIONS

1.
The "Company"

        As used in this Agreement, the "Company" refers to Affymax, Inc. and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for Company or any of its subsidiaries or affiliates. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

  2.
  "Proprietary Information": Definition and Ownership

        I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business.

        "Proprietary Information" includes, but is not limited to, information relating to the Company's inventions (whether or not patentable), patent applications, trade secrets, discoveries, experiments, research, concepts, ideas, techniques, methods, processes, testing procedures, formulas, compositions, data, know-how, computer programs, computer code, works of authorship, improvements in or to the foregoing, employees' positions, skill level, duties, expertise, compensation and all other terms of their employment, as well as names and expertise of consultants, customers and prospects, and technical, business, financial, marketing, customer and product development plans, forecasts, strategies and other information, client and supplier lists, contacts at or knowledge of clients or prospective clients of the Company, and other information concerning the Company's or its clients' actual or anticipated products or services, business, research or development, fields of interest or any information which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

        All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in Proprietary Information. In consideration of my employment with the Company, I specifically agree that the foregoing assignment shall include any and all Rights I may have, had, acquire, or acquired in the Proprietary Information of Affymax Research Institute, a California corporation, if applicable.

  3.
  "Company Materials"

        I understand that the Company possesses or will possess "Company Materials" which are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

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        "Company Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

B.
OBLIGATIONS TO PROTECT PROPRIETARY INFORMATION

        At all times, both during my employment by the Company and after its termination, I will (i) keep in confidence and trust and will not disclose any Proprietary Information except to other Company employees, agents and representatives who need to know, and (ii) use Proprietary Information only for the benefit of the Company.

        During the term of this Agreement and thereafter, I shall not disclose to any third party the terms and conditions of my employment by the Company, except to close family members, legal, tax, and accounting professionals who require the information to provide services to me, or as required or permitted by law.

C.
MAINTENANCE AND RETURN OF COMPANY MATERIALS

        All Company Materials are and shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

D.
DISCLOSURE OF INVENTIONS TO THE COMPANY

        As used in this Agreement, "Inventions" mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program, audio, video or other files or content, idea, design, process, technique, know-how and data, whether or not patentable or copyrightable. I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by the Company, all Inventions, made, discovered, conceived, reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

        I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section E below) and do not extend the assignment made in Section E below. I will not disclose Inventions covered by this Section D to any person outside the Company unless I am requested to do so by management personnel of the Company.

E.
OWNERSHIP OF INVENTIONS

1.
Generally

        I agree that all Inventions separate from "Rights" which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company as described in Section E.2.

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  2.
  Works Made for Hire

        The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are "works made for hire" for purposes of the Company's rights under copyright laws. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions and Rights. In consideration of my employment with the Company, I specifically agree that the foregoing assignment shall include any and all rights, title and interest I may have, had, acquired, or acquire in Inventions and Rights made, conceived, developed, acquired or first reduced to practice by me (in whole or in part, either alone or jointly with others) during my employment with Affymax Research Institute, a California corporation, if applicable, however, hereafter, no assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by California Labor Code Section 2870, a copy of which is attached hereto,

  3.
  License

        If any Inventions assigned hereunder are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I hereby grant the Company a perpetual, worldwide royalty-free, non-exclusive sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company's exercise or exploitation of any assigned Inventions (including any modifications, improvements and derivatives thereof).

  4.
  List of Inventions

        I have attached hereto a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

  5.
  Cooperation

        I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection 4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

  6.
  Assignment or Waiver of Moral Rights

        Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws

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in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

F.
NON-COMPETITION

        I agree that during my employment with the Company, I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed with the Company.

G.
NON-SOLICITATION

        During the term of my employment and for one (1) year thereafter, I will not (i) encourage or solicit any employee or consultant of the Company to leave the Company for any reason; (ii) assist any other person or entity in such encouragement or solicitation; or (iii) hire or assist in hiring or retaining any such employee or consultant. As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

H.
COMPANY AUTHORIZATION FOR PUBLICATION

        Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company's business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

I.
FORMER EMPLOYER INFORMATION

        I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

J.
AT-WILL EMPLOYMENT

        I agree and understand that employment with the Company is "at-will," meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. I agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed at any time at-will by the Company. I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

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K.
ARBITRATION

        We agree to arbitrate before a neutral arbitrator any and all disputes arising from or relating to your recruitment or employment with the Company, or the termination of that employment, including claims against any current or former agent or employee of the Company, whether arising under a tort, contract, statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including without limitation claims for employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Securities Act, the Racketeer Influenced and Corrupt Practices Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning any part of the employment relationship, except: (a) claims for benefits under the unemployment insurance or workers' compensation laws, which will be resolved pursuant to those laws; (b) claims concerning the validity, infringement or enforceability of patent rights, copyright, trademark, license or any other intellectual property rights; (c) claims concerning the validity or misuse of trade secrets; (d) claims concerning the validity, enforceability or breach of the Proprietary Information and Inventions Agreement to which you and the Company are signatory; and (e) any other dispute or claim that has been expressly excluded from arbitration by statute ("Arbitrable Claim"). Also, nothing in this Agreement prohibits the filing of a charge or complaint with a federal, state, or local administrative agency charged with overseeing any applicable federal, state or municipal law or regulation. Any Arbitrable Claim that is not resolved through the federal, state, or local agency must be submitted to arbitration in accordance with this Agreement. Binding arbitration will be conducted in Santa Clara County, California, or in any county in which the venue would have been proper if the Employee were free to bring the dispute(s) or claim(s) in court. Binding arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association (AAA) then in effect. We agree that the Company will bear the arbitrator's fee, any other type of expense or cost the employee would not be required to bear if he or she were free to bring the dispute or claim into court, and any cost otherwise required by California law. We understand and agree that, by signing this Agreement, we are expressly waiving any and all rights to a trial before a court or jury or before a government agency regarding any Arbitrable Claim.

L.
SEVERABILITY

        If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties.

M.
AUTHORIZATION TO NOTIFY NEW EMPLOYER

        I hereby authorize the Company to notify all of my prospective employers, or subsequent employers, about my rights and obligations under this Agreement following the termination of my employment with the Company.

N.
ENTIRE AGREEMENT

        This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company's financial condition or future prospects. I understand and acknowledge that (1) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the President of the Company and me. I

5

understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement,

O.
EFFECTIVE DATE

        This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

P.
GOVERNING LAW

        Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in Santa Clara County, California.

Q.
SUCCESSORS AND ASSIGNS

        This Agreement shall be effective as of the date I execute it and shall be binding on me, my heirs, executors, administrators and assigns, and shall insure to the benefit of the Company and its successors and assigns.

        I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. I UNDERSTAND THAT WE ARE WAIVING ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR JURY OR GOVERNMENT AGENCY AS TO ARBITRABLE CLAIMS.

7/29/2002 Date	/s/ A. MAHDAVI Employee Signature
Ali Mahdavi Employee Name (Please Print)
Accepted and Agreed to:
AFFYMAX, INC.
By:	/s/ ANDREW PERLMAN
Name:	ANDREW PERLMAN
Title:	CEO

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ATTACHMENT A

        1.     The following is a complete list of Inventions relevant to the subject matter of my employment with Affymax, Inc. (the "Company") that have been made, conceived, developed or first reduced to practice by me (in whole or in part, either alone or jointly with others) prior to my employment by the Company that I desire to clarify are not subject to the Company's Employee Proprietary Information and Inventions Agreement, excluding any Inventions that were made, conceived, developed or first reduced to practice by me (in whole or in part, either alone or jointly with others) while I was employed by Affymax Research Institute, a California corporation, if applicable, which Inventions are specifically subject to the terms of the foregoing Agreement.

☒	No Inventions
☐	See below:
☐	Additional sheets attached

        2.     I propose to bring to my employment the following materials and documents of a former employer:

☒	No materials or documents
☐	See below:
/s/ A. MAHDAVI Employee Signature
Ali Mahdavi Name (type or print)

ATTACHMENT B

        Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

        (a)   Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1)   Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

          (2)   Result from any work performed by the employee for the employer.

        (b)   To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

RELEASE AGREEMENT

        1.     Consideration. I understand that my position with Affymax Inc. (the "Company") terminated, effective                         , 20    (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Executive Employment Agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

        2.     General Release. In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement, nor am I releasing any rights I may have as an owner and/or holder of the Company's common stock and stock options.

        3.     ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA ("ADEA Waiver"). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver, and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release ("Effective Date"). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

        4.     Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

        Agreed:

Affymax Inc.		Ali Mahdavi, an Individual
By:	Arlene M. Morris Chief Executive Officer
Date:		Date: